June 13, 2004


Board of Directors
Microsourceonline Inc.
2810 Matheson Boulevard East.
Suite 200
Mississauga, Ontario
L4W 4X7



Dear Sirs:

This letter is to constitute our consent to include the financial statements of Microsourceonline Inc. as of May 31, 2004 in the Registration Statement filed on
-----------------------
Form SB-1 contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,

DANZIGER & HOCHMAN




/s/ Gary Cilevitz


Gary Cilevitz, C.A.

GC/rb